Exhibit 10.1

SEVENTH AMENDMENT

TO

AMENDED AND RESTATED

REVOLVING CREDIT AND SECURITY AGREEMENT

This Seventh Amendment to Amended and Restated Revolving Credit and Security Agreement (the “Amendment”) is entered into as of February 28, 2005, by and between COMERICA BANK (“Bank”) and AVANEX CORPORATION (“Borrower”).

RECITALS

Borrower and Bank are parties to that certain Amended and Restated Revolving Credit and Security Agreement dated as of July 10, 2000 (as amended from time to time, including without limitation that certain First Amendment to Amended and Restated Revolving Credit and Security Agreement dated as of August 24, 2000, that certain Second Amendment to Amended and Restated Revolving Credit and Security Agreement dated as of January 2, 2001, that certain Third Amendment to Amended and Restated Revolving Credit and Security Agreement dated as of July 19, 2001, that certain Fourth Amendment to Amended and Restated Revolving Credit and Security Agreement dated as of September 26, 2002, that certain Fifth Amendment to Amended and Restated Revolving Credit and Security Agreement dated as of June 18, 2003, and that certain Sixth Amendment to Amended and Restated Revolving Credit and Security Agreement dated as of December 31, 2003, together with any related agreements, the “Agreement”). Hereinafter, all indebtedness owing by Borrower to Bank shall be referred to as the “Indebtedness.” The parties desire to amend the Agreement in accordance with the terms of this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

I.	Incorporation by Reference. The Recitals and the documents referred to therein are incorporated herein by this reference. Except as otherwise noted, the terms not defined herein shall have the meaning set forth in the Agreement.

II.	Amendment to the Agreement. Subject to the satisfaction of the conditions precedent as set forth in Article IV hereof, the Agreement is hereby amended as set forth below.

A.	The following definitions in Section 1.1 of the Agreement are hereby alphabetically added or amended and restated in their entirety to read as follows:

“Committed Line” means Ten Million Dollars ($10,000,000).

“Foreign Exchange Sublimit” means a sublimit for foreign exchange contracts under the Committed Line not to exceed $2,500,000.

“Termination Date” means January 1, 2006.

B.	Section 2.1 of the Agreement is hereby amended and restated in its entirety to read as follows:

“2.1 Revolving Credit. Subject to and upon the terms and conditions of this Agreement, Borrower may request Advances (pursuant to Section 2.1 hereof) under a revolving line of credit (the “Revolving Line”) from time to time in an aggregate outstanding amount not to exceed the Committed Line minus (i) the aggregate face amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) and (ii) the Foreign Exchange Sublimit. Subject to the terms and conditions of this Agreement, amounts borrowed pursuant to this Section

2.1 may be repaid and reborrowed at any time prior to the Termination Date, at which time all Advances under this Agreement shall be immediately due and payable.”

C.	The last sentence of Section 2.2.2 of the Agreement is hereby amended and restated to read as follows:

“Except in Bank’s discretion, the amount of all Letter of Credit Obligations shall not at any time exceed Three Million Dollars ($3,000,000).”

D.	The term loan facility previously set forth in Sections 2.11 through 2.17 of the Agreement are hereby re-numbered to be Sections 2.12 through 2.18 of the Agreement.

E.	Section 2.11 of the Agreement is hereby deleted in its entirety and replaced as follows:

“2.11 Foreign Exchange Sublimit. Subject to and upon the terms and conditions of this Agreement and any other agreement that Borrower may enter into with the Bank in connection with foreign exchange transactions (“FX Contracts”), Borrower may request Bank to enter into FX Contracts with Borrower due not later than the Termination Date. Borrower shall pay any standard issuance and other fees that Bank notifies Borrower will be charged for issuing and processing FX Contracts for Borrower. The FX Amount shall at all times be equal to or less than Two Million Five Hundred Thousand Dollars ($2,500,000). The “FX Amount” shall equal the amount determined by multiplying (i) the aggregate amount, in United States Dollars, of FX Contracts between Borrower and Bank remaining outstanding as of any date of determination by (ii) the applicable Foreign Exchange Reserve Percentage as of such date. The “Foreign Exchange Reserve Percentage” shall be a percentage as determined by Bank, in its sole discretion from time to time. The initial Foreign Exchange Reserve Percentage shall be ten percent (10%).”

F.	Section 8.5 of the Agreement is hereby amended and restated in its entirety to read as follows:

“8.5 Minimum Cash Balance. Borrower shall maintain a minimum balance of Unrestricted Cash (as defined herein) of Fifty Million Dollars ($50,000,000) at all times (the “Minimum Cash Balance”), and Twelve Million Dollars ($12,000,000) (the “Restricted Amount”) of the Minimum Cash Balance shall be maintained in Borrower’s account #48-01-100-0810172 with Munder Capital, also known as the Comerica Bank (Institutional Trust Department) (the “Restricted Account”), which Restricted Account is subject to a Securities Account Control Agreement dated June 18, 2003 (as amended from time to time, the “Control Agreement”). Amounts maintained by the Borrower in its account #48-01-100-0660490 with Munder Capital shall not be subject to the Control Agreement Bank shall promptly provide Borrower with a copy of all notices delivered by Bank to Munder Capital with respect to the Control Agreement provided that any failure to provide such notice shall not constitute a failure by Bank to comply with the terms of this Agreement or the Loan Documents. In the event that the Revolving Credit terminates pursuant to Section 2.8 of the Agreement and Borrower has paid all principal, all accrued interest, all Bank Expenses and all Obligations owing by Borrower to Bank under the Loan Documents (except for Letter of Credit Obligations of Borrower to Bank with respect to Letters of Credit for which Borrower has provided cash security to Bank in an amount equal to any undrawn amounts under such issued and outstanding Letters of Credit including applicable fees and costs), and Bank has no further obligation to make any credit extensions to Borrower (except pursuant to issued and outstanding Letters of Credit), and Borrower provides Bank with cash security maintained with Bank to secure all obligations under any issued and outstanding Letters of Credit (as required pursuant to Section 2.2.5 of the Agreement) issued under the Agreement or the Loan Documents in an amount equal to any undrawn amounts under such issued and outstanding Letters of Credit including applicable fees and costs, then the Restricted Amount shall no longer be subject to the Control Agreement and Bank and Bank’s Affiliates shall no longer have a security interest in the Restricted Account “Unrestricted Cash” as used herein means domestic cash and cash equivalents, plus domestic short-term investments, plus domestic long-term investments (including long-term investments at Munder Capital), minus trade accounts payable, and minus the current portion of restructuring charges.”

E.	Bank’s addresses for notices set forth in Article XII of the Agreement are hereby amended in their entirety to read as follows:

“If to Bank:	Comerica Bank
2321 Rosecrans Ave., Suite 5000 El Segundo, CA 90245 Attn: Manager FAX: (310) 297-2290

With a copy to:	Comerica Bank
Technology and Life Sciences Division 226 Airport Parkway, 1st Floor San Jose, CA 95110 Attn: Arne Olson FAX: (408) 451-8568”

F.	The following paragraphs are hereby added to the end of Article XIII of the Agreement to read as follows:

“The parties prefer that any dispute between them be resolved in litigation subject to a Jury Trial Waiver as set forth in the Loan Documents (defined below), but the availability of that process is in doubt because of the opinion of the California Court of Appeal in Grafton Partners LP v. Superior Court, 9 Cal.Rptr.3d. 511. This Reference Provision will be applicable until the California Supreme Court completes its review of that case, and will continue to be applicable if either that court or a California Court of Appeal publishes a decision holding that a pre-dispute Jury Trial Waiver provision similar to that contained in the Loan Documents is invalid or unenforceable. Delay in requesting appointment of a referee pending review of any such decision, or participation in litigation pending review, will not be deemed a waiver of this Reference Provision.

Other than (i) nonjudicial foreclosure of security interests in real or personal property, (ii) the appointment of a receiver or (iii) the exercise of other provisional remedies (any of which may be initiated pursuant to applicable law), any controversy, dispute or claim (each, a “Claim”) between the parties arising out of or relating to this Agreement or any other document, instrument or agreement between the Bank and the undersigned (collectively in this Section, the “Loan Documents”), will be resolved by a reference proceeding in California in accordance with the provisions of Section 638 et seq. of the California Code of Civil Procedure (“CCP”), or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including whether the Claim is subject to the reference proceeding. Except as otherwise provided in the Loan Documents, venue for the reference proceeding will be in the Superior Court or Federal District Court in the County or District where venue is otherwise appropriate under applicable law (the “Court”).

The referee shall be a retired Judge or Justice selected by mutual written agreement of the parties. If the parties do not agree, the referee shall be selected by the Presiding Judge of the Court (or his or her representative). A request for appointment of a referee may be heard on an ex parte or expedited basis, and the parties agree that irreparable harm would result if ex parte relief is not granted. The referee shall be appointed to sit with all the powers provided by law. Each party shall have one peremptory challenge pursuant to CCP §170.6. Pending appointment of the referee, the Court has power to issue temporary or provisional remedies.

The parties agree that time is of the essence in conducting the reference proceedings. Accordingly, the referee shall be requested to (a) set the matter for a status and trial-setting conference within fifteen (15) days after the date of selection of the referee, (b) if practicable, try all issues of law or fact within ninety (90) days after the date of the conference and (c) report a statement of decision within twenty (20) days after the matter has been submitted for decision. Any decision rendered by the referee will be final, binding and conclusive, and judgment shall be entered pursuant to CCP §644.

The referee will have power to expand or limit the amount and duration of discovery. The referee may set or extend discovery deadlines or cutoffs for good cause, including a party’s failure to provide requested discovery for any reason whatsoever. Unless otherwise ordered, no party shall be entitled to “priority” in conducting discovery, depositions may be taken by either party upon seven (7) days written notice, and all other discovery shall be responded to within fifteen (15) days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding.

Except as expressly set forth in this Agreement, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter, except that when any party so requests, a court reporter will be used at any hearing conducted before the referee, and the referee will be provided a courtesy copy of the transcript. The party making such a request shall have the obligation to arrange for and pay the court reporter. Subject to the referee’s power to award costs to the prevailing party, the parties will equally share the cost of the referee and the court reporter at trial.

The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, provide all temporary or provisional remedies, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a trial, including without limitation motions for summary judgment or summary adjudication . The referee shall issue a decision at the close of the reference proceeding which disposes of all claims of the parties that are the subject of the reference. The referee’s decision shall be entered by the Court as a judgment or an order in the same manner as if the action had been tried by the Court. The parties reserve the right to appeal from the final judgment or order or from any appealable decision or order entered by the referee. The parties reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.

If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by reference procedure will be resolved and determined by arbitration. The arbitration will be conducted by a retired judge or Justice, in accordance with the California Arbitration Act §1280 through §1294.2 of the CCP as amended from time to time. The limitations with respect to discovery set forth above shall apply to any such arbitration proceeding.

THE PARTIES RECOGNIZE AND AGREE THAT ALL DISPUTES RESOLVED UNDER THIS REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT BY A JURY, AND THAT THEY ARE IN EFFECT WAIVING THEIR RIGHT TO TRIAL BY JURY

IN AGREEING TO THIS REFERENCE PROVISION. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR OWN CHOICE, EACH PARTY KNOWINGLY AND VOLUNTARILY AND FOR THEIR MUTUAL BENEFIT AGREES THAT THIS REFERENCE PROVISION WILL APPLY TO ANY DISPUTE BETWEEN THEM WHICH ARISES OUT OF OR IS RELATED TO THIS AGREEMENT OR THE LOAN DOCUMENTS.”

G.	Exhibit C to the Agreement is hereby deleted and replaced with the attached Exhibit C.

III.	Legal Effect.

A.	The Agreement is hereby amended wherever necessary to reflect the changes described above. Borrower agrees that it has no defenses against the obligations to pay any amounts under the Indebtedness.

B.	Borrower is in violation of Section 7.4 of the Agreement, which requires Borrower to deliver a Compliance Certificate for the quarters ending June 30, 2004 and September 30, 2004. Bank hereby waives receipt of the Compliance Certificates for the quarters ending June 30, 2004 and September 30, 2004. This waiver is specific as to content and time and shall not constitute a waiver of any other current or future default or breach of any covenants contained in the Agreement or the terms and conditions of any other documents signed by Borrower in favor of Bank. The Bank may still exercise its rights or any other or further rights against Borrower because of any other breach not waived above.

C.	Borrower understands and agrees that in modifying the existing Indebtedness, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Agreement. Except as expressly modified pursuant to this Amendment, the terms of the Agreement remain unchanged, and in full force and effect. Bank’s agreement to modifications to the existing Indebtedness pursuant to this Amendment in no way shall obligate Bank to make any future modifications to the Indebtedness. Nothing in this Amendment shall constitute a satisfaction of the Indebtedness. It is the intention of Bank and Borrower to retain as liable parties, all makers and endorsers of Agreement, unless the party is expressly released by Bank in writing. No maker, endorser, or guarantor will be released by virtue of this Amendment. The terms of this paragraph apply not only to this Amendment, but also to all subsequent loan modification requests.

D.	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument. This is an integrated Amendment and supersedes all prior negotiations and agreements regarding the subject matter hereof. All modifications hereto must be in writing and signed by the parties.

IV.	Conditions Precedent. Except as specifically set forth in this Amendment, all of the terms and conditions of the Agreement remain in full force and effect. The effectiveness of this Agreement is conditioned upon receipt by Bank of this Amendment, and any other documents which Bank may require to carry out the terms hereof, including but not limited to the following:

A.	This Amendment, duly executed by Borrower;

B.	Corporation Resolutions and Incumbency Certification, duly executed by Borrower;

C.	An Amendment fee from the Borrower in the amount of $ 19,000; and

D.	Such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

COMPANY

AVANEX CORPORATION

By:	/s/ L. Reddick
Title:	CFO

COMERICA BANK

By:	/s/ Arne Olson
Title:	First Vice President